Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

October 25, 2007

YRC Worldwide Announces 3rd Quarter Earnings

& Key Management Changes

•	National Transportation Strong Performance with an Operating Ratio of 94.7

•	Mike Smid Named President of North American Transportation

OVERLAND PARK, KAN.—YRC Worldwide Inc. (NASDAQ: YRCW) today announced diluted earnings per share (“EPS”) for the third quarter 2007 of $0.70 compared to $1.64 in the third quarter last year.

“The weak domestic shipping market continues to significantly impact the operating performance of all our companies,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “YRC National Transportation and YRC Logistics have responded aggressively to the difficult operating environment and their results compare favorably to overall industry performance. YRC Regional Transportation faced additional challenges from consumer mix and integration issues, and as a result, performed well below expectations. We are taking appropriate actions to address these performance issues.”

YRC Worldwide reported the following consolidated results for the third quarter 2007:

•	Quarterly operating revenue of $2.5 billion compared to third quarter last year of $2.6 billion

•	Operating income was $88 million compared to operating income of $178 million in 2006

•	The tax rate was 36.3% for the quarter compared to 38.3% for the same quarter 2006 primarily due to a propane gas tax credit

•	Operating ratio was 96.4 compared to 93.1 for the same quarter 2006

Key segment information for the 2007 third quarter included:

•	YRC National Transportation operating ratio of 94.7

•	YRC Regional Transportation operating ratio of 100.2

•	YRC Logistics operating ratio of 97.3

Statistical information is available on the company’s website at yrcw.com under Investors, Earnings Releases & Operating Statistics.

YRC Worldwide also announced today that Mike Smid has been named President of North American Transportation. In this newly created role, Smid will be responsible for the asset-based operating companies of YRC Worldwide. Smid will continue to report to Bill Zollars, Chairman, President and CEO of YRC Worldwide. Smid has served as President of YRC National Transportation since its formation in January 2007 and was previously President of Roadway.

Jim Staley, President of YRC Regional Transportation, has announced his retirement effective December 31, 2007 after 37 years in the industry. “I would like to thank Jim for his tremendous contributions to the Roadway and YRC Worldwide organizations throughout his career,” stated Zollars.

Keith Lovetro has been named President of YRC Regional Transportation effective immediately. Lovetro recently joined the company and brings extensive experience in regional transportation to the organization. Lovetro will report to Mike Smid.

Jim Ritchie, President of YRC Logistics, and the YRC Worldwide senior management team will continue to report to Bill Zollars.

“These changes will streamline our management structure and enable significant opportunities to enhance profitability across the corporation. We are targeting $100 million over the next six months through the combination of enhanced operating performance, the elimination of redundant activities and other cost reductions,” stated Zollars.

Outlook

“The transportation industry continues to be impacted by lower volumes,” Zollars stated, “and the economic outlook is uncertain. Our results will continue to be impacted by the soft economy.”

The company has the following expectations for the full year 2007:

•	Interest expense of approximately $90 million

•	Consolidated income tax rate of 36.6% for the fourth quarter 2007

•	Diluted average shares of approximately 58 million assuming a year-to-date through September 30, 2007 average stock price of $38.07 per share

•	2007 gross capital expenditures in the range of $375 to $400 million and disposals of approximately $50 million

Review of Financial Results

YRC Worldwide Inc. (NASDAQ: YRCW) will host a conference call for shareholders and the investment community on Friday, October 26, 2007, beginning at 9:30am ET, 8:30am CT.

Investors and analysts should dial 1.888.609.3912 at least 10 minutes prior to the start of the call. The Conference ID Number is 19057920. The conference call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com. An audio playback will be available after the call via StreetEvents and the YRC Worldwide web sites.

*    *    *    *    *

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “expectations,” “targeting,” and similar expressions are intended to identify forward-looking statements.

The company’s expectations regarding its cost reduction targets are only its expectation regarding these targets. Actual cost reductions could differ based on a number of factors including (among others) the ability to identify and implement cost reductions in the time frame needed to achieve these expectations, the success of the company’s operating plans, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, inflation, inclement weather, competitor pricing, fuel costs, expense volatility, economic activity, changes in debt or equity markets, effects of a terrorist attack, effects of labor relations, the accuracy of our estimates of our spending requirements, the occurrence of any unanticipated acquisition opportunities, changes in our strategic direction and the need to replace any unanticipated losses in capital assets.

The company’s expectations regarding its interest expense are only its expectations regarding this expense. Actual interest expense could differ based on a number of factors including (among others) the company’s revenue and profitability results and the factors that affect revenue and results described above, the amount, character and interest rate on the company’s outstanding debt and any financings the company may enter into in the future.

The company’s expectations regarding its effective tax rate are only its expectations regarding this rate. The actual rate could differ based on (among others) the following factors: variances in pre-tax earnings on both a consolidated and business units basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

The company’s expectations for the amount of its diluted average shares are only its expectations regarding this amount. Actual diluted average shares could differ based on a number of factors including (among others) the number of employee and director stock option exercises, actual amounts of stock awarded to employees and directors during the year, the dilutive impact of the contingent convertible notes based on the company’s average stock price, and any unanticipated issuance of stock for currently unplanned financings or acquisitions.

The company’s expectations regarding its gross capital expenditures, property disposals and free cash flow are only its expectations regarding these items. Actual expenditures and free cash flow could differ based on (among others) the following factors: impacts on our business from inflation, inclement weather, competitor pricing, fuel costs, expense volatility, economic activity, changes in debt or equity markets, effects of a terrorist attack, effects of labor relations, the accuracy of our estimates of our spending requirements, the occurrence of any unanticipated acquisition opportunities, changes in our strategic direction, the need to spend additional capital on cost reduction opportunities, and the need to replace any unanticipated losses in capital assets.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd M. Hacker	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	todd.hacker@yrcw.com		sdawson@lakpr.com

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three and Nine Months Ended September 30

(Amounts in thousands except per share data)

(Unaudited)

	Three Months		Nine Months
	2007	2006	2007	2006
OPERATING REVENUE	$2,457,731	$2,571,087	$7,272,578	$7,511,027

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	1,447,409	1,478,622	4,333,774	4,340,435
Operating expenses and supplies	463,623	459,738	1,375,195	1,378,087
Purchased transportation	286,460	277,848	811,412	811,752
Depreciation and amortization	62,232	64,118	181,568	212,280
Other operating expenses	109,153	105,288	338,941	317,754
Losses on property disposals, net	1,400	2,427	1,561	83
Reorganization and settlements	(197)	5,455	13,654	12,936

Total operating expenses	2,370,080	2,393,496	7,056,105	7,073,327

OPERATING INCOME	87,651	177,591	216,473	437,700

NONOPERATING (INCOME) EXPENSES:
Interest expense	22,715	23,025	64,519	66,684
Other	979	(677)	1,257	(2,036)

Nonoperating expenses, net	23,694	22,348	65,776	64,648

INCOME BEFORE INCOME TAXES	63,957	155,243	150,697	373,052
INCOME TAX PROVISION	23,213	59,458	53,307	142,879

NET INCOME	$40,744	$95,785	$97,390	$230,173

AVERAGE SHARES OUTSTANDING-BASIC	57,116	57,464	57,322	57,434
AVERAGE SHARES OUTSTANDING-DILUTED	57,981	58,396	58,186	58,718
BASIC EARNINGS PER SHARE	$0.71	$1.67	$1.70	$4.01
DILUTED EARNINGS PER SHARE	$0.70	$1.64	$1.68	$3.92

SEGMENT FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three and Nine Months Ended September 30

(Amounts in thousands)

(Unaudited)

	Three Months			Nine Months
	2007	2006 [a]	%	2007	2006 [a]	%
Operating revenue:
YRC National Transportation	$1,708,984	$1,795,998	(4.8)	$5,020,883	$5,200,374	(3.5)
YRC Regional Transportation	600,464	624,727	(3.9)	1,804,919	1,870,838	(3.5)
YRC Logistics	152,919	153,737	(0.5)	460,859	447,184	3.1
Eliminations	(4,636)	(3,375)		(14,083)	(7,369)

Consolidated	2,457,731	2,571,087	(4.4)	7,272,578	7,511,027	(3.2)

Operating income (loss):
YRC National Transportation	90,375	128,159	(29.5)	216,251	321,564	(32.8)
YRC Regional Transportation	(1,246)	48,070	(102.6)	8,532	123,080	(93.1)
YRC Logistics	4,186	850	392.5	4,653	6,064	(23.3)
Corporate and other	(5,664)	512		(12,963)	(13,008)

Consolidated	$87,651	$177,591	(50.6)	$216,473	$437,700	(50.5)

Operating ratio:
YRC National Transportation	94.7%	92.9%		95.7%	93.8%
YRC Regional Transportation	100.2%	92.3%		99.5%	93.4%
YRC Logistics	97.3%	99.4%		99.0%	98.6%
Consolidated	96.4%	93.1%		97.0%	94.2%

(Gains) losses on property disposals, net:
YRC National Transportation	$(588)	$1,999		$(4,960)	$(667)
YRC Regional Transportation	(224)	109		2,294	(156)
YRC Logistics	(86)	—		(110)	(12)
Corporate and other	2,298	319		4,337	918

Consolidated	1,400	2,427		1,561	83

(Gains) losses on reorganization and settlements:
YRC National Transportation	—	—		6,083	4,309
YRC Regional Transportation	1,289	—		7,080	—
YRC Logistics	14	5,455		2,711	6,980
Corporate and other	(1,500)	—		(2,220)	1,647

Consolidated	$(197)	$5,455		$13,654	$12,936

[a]

The 2006 amounts for YRC National Transportation, YRC Regional Transportation and Corporate and other have been adjusted to conform with the current year presentations, such that YRC National Transportation includes the results of Yellow Transportation and Roadway, including eliminations; YRC Regional Transportation excludes USF Red Star and USF Dugan as those business units were reallocated to the Corporate and other segment in the second quarter of 2006 and Corporate and other includes USF Red Star and USF Dugan and excludes any eliminations related to YRC National Transportation.

Selected Financial Data

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands unless otherwise noted)

(Unaudited)

	For the Nine Months Ended September 30,
	2007	2006
Net cash from operating activities	$205,936	$299,051
Net cash used in investing activities	(283,359)	(302,063)
Net cash provided by (used in) financing activities	206,229	(9,385)
Gross capital expenditures	(313,474)	(319,743)
Net capital expenditures	(281,940)	(284,673)
Proceeds from exercise of stock options	6,530	4,294
Free cash flow [a]	(69,474)	18,672

	September 30, 2007	December 31, 2006
Cash and cash equivalents	$205,197	$76,391
Accounts receivable, net	1,252,759	1,190,818
Net property and equipment	2,386,057	2,269,846
Total assets	6,204,414	5,952,237
Asset backed securitization borrowings	310,000	225,000
Current maturities of long-term debt	150,000	—
Long-term debt, less current portion	1,052,275	1,058,496
Total debt	1,512,275	1,283,496
Total shareholders’ equity	2,293,022	2,192,549
Debt to capitalization [b]	39.7%	36.9%
Debt to capitalization, less cash	36.3%	35.5%

[a]

Management uses free cash flow as an indication of the cash available to fund additional capital expenditures, to reduce outstanding debt (including current maturities), or to invest in our growth strategies. Free cash flow is calculated as net cash from operating activities plus stock option proceeds less net capital expenditures. This measurement is used for internal management purposes and should not be construed as a better measurement than net cash from operating activities as defined by generally accepted accounting principles.

[b]	We calculate debt to capitalization as total debt divided by total debt plus total shareholders’ equity.